UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Gregory M. Shepard (“Shepard”) delivered a letter dated October 6, 2014 (the “Shepard Letter”) jointly addressed to the Board of Directors of Donegal Group Inc. (“DGI”) and the Board of Directors of Donegal Mutual Insurance Company (“Donegal Mutual” and, collectively, the “Boards”). The text of the Shepard Letter was set forth in Amendment No. 27 to Shepard’s Schedule 13D filed with the Securities and Exchange Commission on October 6, 2014.

In the Shepard Letter, Shepard proposed that representatives of the Boards contact Shepard in writing so that Shepard could provide the Boards with contact information for an unnamed “very large and very profitable U.S. based publicly traded property and casualty group that operates on an international basis with a successful history of completing numerous acquisitions” and that is “interested in discussing with [the Boards] various business alternatives including a potential strategic transaction with both [Donegal Mutual and DGI].” Shepard further expressed his availability to meet with the Boards to explain why Shepard believes discussions with this interested party would be in the best interests of Donegal Mutual, DGI and their various constituencies.

In a letter dated October 30, 2014, Donegal Mutual advised Shepard that the Donegal Mutual Board of Directors, after reviewing the Shepard Letter, unanimously determined that it is not in the best interests of Donegal Mutual, its policyholders and its other constituencies for Donegal Mutual to enter into confidential discussions with the interested party to which Shepard referred in the Shepard Letter or to meet with Shepard for the purpose of evaluating the merits of such discussions. Donegal Mutual reported this response in the Schedule 13D/A Donegal Mutual filed with the Securities and Exchange Commission on October 30, 2014.

By letter dated November 6, 2014, John J. Lyons, the Chairman of the Special Committee of the DGI Board of Directors, responded to the Shepard Letter on behalf of the DGI Board of Directors. We attach a copy of the November 6, 2014 letter from Mr. Lyons to Shepard as Exhibit 99.1 to this Form 8-K report, which DGI incorporates by reference into this Form 8-K report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Letter dated November 6, 2014 from John J. Lyons, Chairman, Donegal Group Inc. Special Committee, to Gregory M. Shepard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Executive Vice
President and Chief Financial Officer

Date: November 7, 2014